Filed Pursuant to Rule 433

Registration Nos.: 333-230960 and 333-230960-03

*FULL PRICING* $1.25bn+ Nissan Auto Lease Trust (NALT) 2020-A

Lead Managers:    Citi (str.), Mizuho, TD and Wells Fargo

Co-Managers:    BNP Paribas, Lloyds Securities, Scotiabank, SMBC Nikko

Class	Amt($mm)	M/S**	WAL***	L.FINL	Bench	SPRD	YLD	CPN	$PX
A-1	164.00	P-1/A-1+	0.26	02/16/21	INTL	-8	1.72183%	1.72183%	100.00000%
A-2a	500.00	Aaa/AAA	1.09	05/16/22	EDSF	+13	1.812%	1.800%	99.99443%
A-2b	50.00	Aaa/AAA	1.09	05/16/22	1mL	+13		1ml+13	100.00000%
A-3	436.00	Aaa/AAA	1.86	01/17/23	EDSF	+25	1.851%	1.840%	99.99290%
A-4	107.50	Aaa/AAA	2.37	04/15/25	iSwps	+30	1.889%	1.880%	99.99631%

**Expected Ratings

***Assumes a 75% PPC to maturity

-Deal Summary-

Offered Size	: $1.2575BN	Expected Ratings	: M/S
Settle	: 01/27/2020	Min Denoms	: $25K x $1K
First Pay Date	: 02/18/2020	ERISA Eligible	: Yes
Ticker	: NALT 2020-A	B&D	: Citi
Registration	: Public / SEC-Registered

-Available Information-

*  Preliminary Prospectus, Ratings FWP, CDI file (attached)

*  Intex Deal Name: xNAL20A    Password: 6J4X

*  Link: https://dealroadshow.com    Passcode: NALT2020A

	CUSIP:	ISIN:
A-1	65479N AA2	US65479NAA28
A-2a	65479N AB0	US65479NAB01
A-2b	65479N AC8	US65479NAC83
A-3	65479N AD6	US65479NAD66
A-4	65479N AE4	US65479NAE40

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